                                                                            Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS SALES RESULTS FOR HOLIDAY PERIOD

New York, N.Y., January 10, 2013 – Tiffany & Co. (NYSE: TIF) today reported its sales growth for the two-month period ended December 31st. Management also updated its financial outlook.

Worldwide net sales increased 4% to $992 million. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures” schedule), worldwide net sales also rose 4% and comparable store sales were unchanged from the prior year.

Net sales highlights were as follows:
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Sales in the Americas region increased 3% to $516 million in the holiday period. On a constant-exchange-rate basis, total sales increased 2%, and comparable store sales declined 2% in the New York flagship store and in branch stores. Performance was relatively similar across much of the region. Internet and catalog sales rose 4%.

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Sales in the Asia-Pacific region increased 13% to $187 million. On a constant-exchange-rate basis, total sales increased 11% (due to growth in Greater China and most other markets) and comparable store sales rose 7%.

•	In Japan, total sales of $153 million were 5% below the prior year. However, on a constant-exchange-rate basis, both total sales and comparable store sales rose 1%.

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In Europe, sales increased 2% to $119 million due to mixed performances by country. On a constant-exchange-rate basis, total sales also increased 2% and comparable store sales were equal to the prior year.

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Other sales increased 114% to $17 million, largely reflecting the conversion in July of five TIFFANY & CO. stores in the United Arab Emirates from independently-operated distribution to Company-operated retail stores.

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At December 31, 2012, the Company operated 274 stores (115 in the Americas, 65 in Asia-Pacific, 55 in Japan, 34 in Europe and five in the U.A.E.), compared with 246 stores (102 in the Americas, 57 in Asia-Pacific, 55 in Japan and 32 in Europe) a year ago.

Michael J. Kowalski, chairman and chief executive officer, said, “Holiday period sales growth was at the low-end of our expectations, and we now expect that net earnings for the year ending January 31st will be at the lower-end of the forecast that we issued on November 29th of $3.20 - $3.40 per diluted share. Looking forward, we are formulating plans for continued store expansion and new product introductions in 2013. We will provide detailed financial guidance when we report our full year results in March but, due to uncertainty about general economic conditions in all our major markets, management is planning sales growth conservatively for 2013 and at this point expects net earnings growth of 6% - 9%.”

Next Scheduled Announcement:
The Company expects to report its fourth quarter financial results on March 22, 2013. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates, and also engages in direct selling through Internet, catalog and business gift operations. For more information, visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, operating margin, net earnings and growth opportunities. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales
The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Two Months Ended December 31, 2012			Eleven Months Ended December 31, 2012
	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis
Net Sales:
Worldwide	4%	–	4%	4%	(1) %	5%
Americas	3%	1%	2%	2%	–	2%
Asia-Pacific	13%	2%	11%	8%	1%	7%
Japan	(5) %	(6) %	1%	5%	(1) %	6%
Europe	2%	–	2%	2%	(5) %	7%

Comparable Store Sales:
Worldwide	–	–	–	–	(1) %	1%
Americas	(2) %	–	(2) %	(2) %	–	(2)%
Asia-Pacific	10%	3%	7%	2%	–	2%
Japan	(5) %	(6) %	1%	5%	(2) %	7%
Europe	(1) %	(1) %	–	(2) %	(4) %	2%

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